SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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PEOPLES ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

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Notice of Annual Meeting of Shareholders
and Proxy Statement

February 28, 2003 at 11:00 a.m.
Harris Trust and Savings Bank
Eighth Floor - Auditorium
115 S. LaSalle Street
Chicago, Illinois

PEOPLES ENERGY CORPORATION • 130 East Randolph Drive • Chicago, Illinois 60601

THOMAS M. PATRICK
Chairman of the Board

January 3, 2003

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Peoples Energy Corporation, to be held on Friday, February 28, 2003. The meeting will begin at 11:00 a.m. in the auditorium on the eighth floor of Harris Trust and Savings Bank, located at 115 S. LaSalle Street, Chicago, Illinois.

It is important that your shares be represented at this meeting. Therefore, whether or not you plan to attend, please sign the enclosed proxy and return it promptly in the envelope provided. If you attend the meeting, you may, at your discretion, withdraw your proxy and vote in person.

If you plan to attend the meeting, please save the admission ticket that is attached to your proxy and present it at the door.

Let me again urge you to return your proxy at your earliest convenience.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 28, 2003

The regular Annual Meeting of Shareholders of PEOPLES ENERGY CORPORATION will be held in the auditorium on the eighth floor of Harris Trust and Savings Bank, located at 115 S. LaSalle Street, Chicago, Illinois, at 11:00 a.m. on Friday, February 28, 2003, for the following purposes:

    To elect directors of Peoples Energy Corporation.

    To consider a shareholder proposal.

    To act upon such other matters as may properly come before the meeting.

All shareholders, whether or not they expect to be present at the meeting, are requested to sign, date, and mail the accompanying proxy in the envelope enclosed with this Notice. Shareholders who are present at the meeting may withdraw their proxies and vote in person.

If you plan to attend the meeting, please save the admission ticket that is attached to your proxy and present it at the door. Attendance at the meeting will be limited to shareholders of record as of the record date and their guests or their authorized representatives, not to exceed two per shareholder, and to guests of the Company.

Shareholders of record as of December 31, 2002, will be entitled to vote at the meeting and at any adjournment thereof.

PETER KAUFFMAN
Secretary

Chicago, Illinois
January 3, 2003

PEOPLES ENERGY CORPORATION• 130 East Randolph Drive • Chicago, Illinois 60601

January 3, 2003

PROXY STATEMENT

This Proxy Statement is being mailed to shareholders on or about January 3, 2003, in connection with the solicitation of proxies on behalf of the Board of Directors of Peoples Energy Corporation (the Company), to be voted at the Annual Meeting of Shareholders of the Company. The meeting will be held at 11:00 a.m. on Friday, February 28, 2003, in the auditorium on the eighth floor of Harris Trust and Savings Bank, located at 115 S. LaSalle Street, Chicago, Illinois. The shares represented by the proxies received are to be voted in accordance with the specifications contained in the proxy. Proxies are revocable at any time prior to use.

The Company has borne the cost of preparing, assembling, and mailing this proxy soliciting material. In addition to solicitation by mail, there may be incidental personal solicitations made by directors, officers, and regular employees of the Company. The cost of solicitation, including payments to brokers, nominees, or fiduciaries who mail such material to their clients, will be borne by the Company.

The Company has retained Georgeson Shareholder Communications, Inc., 17 State Street, 10th Floor, New York, New York 10004, to assist with the solicitation of proxies from certain shareholders, for which services Georgeson Shareholder Communications will receive a fee that is expected to be about $6,500, plus reimbursement for certain expenses.

Outstanding Voting Securities

Only holders of common shares of record as of December 31, 2002, are entitled to vote at the meeting or any adjournment thereof. As of December 31, 2002, there were outstanding 35,569,427 shares of common stock of the Company.

The Annual Report of the Company for the fiscal year ended September 30, 2002, including financial statements, is being mailed on or about January 3, 2003 with this Proxy Statement to all shareholders of record as of December 31, 2002.

Cumulative Voting Rights

In the election of directors, shareholders have cumulative voting rights. Cumulative voting rights entitle each shareholder to the number of votes equal to the number of shares of common stock the shareholder owns multiplied by the number of directors to be elected - in this case ten. All votes can be cast for one nominee or divided among more than one. A vote marked "withheld" from a nominee(s) on the proxy card will not be treated as an indication of an intention to vote cumulatively. To vote cumulatively, the shareholder should line through the names of the nominees from whom votes are withheld and write "cumulate" or "vote all shares for other nominees" on the proxy card. In a case where a proxy is signed but not marked, the proxy will not be voted cumulatively; shares will be voted for all nominees.

ITEM 1. ELECTION OF DIRECTORS

All directors are to hold office for a term of one year or until their respective successors shall be duly elected. The affirmative vote of a plurality of the votes cast at the Annual Meeting by holders of common stock entitled to vote is required for the election of each nominee as a director. Unless otherwise specified, votes represented by the proxies will be cast equally for the election of the below-named nominees to the office of director; however, the votes may be cast cumulatively for less than the entire number of nominees if any situation arises that, in the opinion of the proxy holders, makes such action necessary or desirable. If any of the nominees should be unable to serve or will not serve, which is not anticipated, management reserves discretionary authority to vote for a substitute.

Information Concerning Nominees for Election as Directors

James R. Boris, 58. Director since 1999. Chairman of JB Capital Management, LLC. Former Chairman and Chief Executive Officer of EVEREN Capital Corporation (1995-1999) and EVEREN Securities, Inc., a wholly owned subsidiary (1990-1999). Mr. Boris was concurrently an Executive Vice President of Kemper Corporation (1994-1995) and a director of Kemper Financial Companies, Inc. and its major subsidiaries (1990-1995). Mr. Boris is also a director of VIE Financial Group Inc.

William J. Brodsky, 58. Director since 1997. Chairman and Chief Executive Officer (1997) of The Chicago Board Options Exchange. Prior to that, Mr. Brodsky was President and CEO of The Chicago Mercantile Exchange (1985-1997). Mr. Brodsky also serves on the Board of the International Advisory Committee of the Federal Reserve Bank of New York; the Board of Directors of the Sustainable Forestry Management Limited, a private company; and the Board of Directors of the Futures Industry Association.

Pastora San Juan Cafferty, 62. Director since 1988. Professor, since 1985, at the University of Chicago, Chicago, Illinois, where she has been on the faculty since 1971. Mrs. Cafferty is also a director of Bankmont Financial Corp. and its subsidiaries, Harris Bankcorp, Inc. and Harris Trust and Savings Bank, Kimberly-Clark Corporation, and Waste Management, Inc.

Dipak C. Jain, 45. Director since 2002. Dean, since 2001, at the Kellogg School of Management, Northwestern University, where he has been on the faculty since 1986. Mr. Jain is also the Sandy & Morton Goldman Professor of Entrepreneurial Studies and a Professor of Marketing at Kellog (since 1994) and a visiting Professor of Marketing, Sasin Graduate Institute of Business Administration, Chulalongkorn University; Bangkok (since 1989). Mr. Jain is also a director of John Deere & Co. and Hartmarx Corp.

Michael E. Lavin, 56. Former Midwest Area Managing Partner of KPMG LLP (1993-2002). Mr. Lavin retired from KPMG on January 3, 2003, having been with the firm since 1967. Mr. Lavin is also Executive Vice Chairman of the Board of Trustees of the Ravinia Festival Association, a member of the Board of Trustees of the Chicago Symphony Orchestra, and a member of the Board of Directors of the Economic Club of Chicago.

Homer J. Livingston, Jr., 67, serves as Lead Director and has been a director since 1989. Mr. Livingston is Chairman of the Board of Evanston Northwestern Healthcare. He has also served as President and Chief Executive Officer of the Chicago Stock Exchange, President and CEO of LaSalle National Bank of Chicago and as the Trustee of the Southern Pacific Railroad.

Lester H. McKeever, 68. Director since 1999. Managing Principal of Washington, Pittman & McKeever, LLC, certified public accountants and management consultants. Mr. McKeever is also President of Associates Racing Association, Secretary of Maywood Park Trotting, and Chairman of Advanced Data Concepts, LLC. Mr. McKeever is also a director of Photogen Technologies, Inc., The Lou Holland Trust-Growth Fund and MBIA Insurance Corporation of Illinois.

Thomas M. Patrick, 56. Director since 1998. Chairman of the Board, President and Chief Executive Officer (2002) of the Company. Prior to becoming Chairman of the Board, President and Chief Executive Officer, Mr. Patrick was President and Chief Operating Officer (1998-2002). Mr.  Patrick has also held the positions of Executive Vice President (1997-1998) of the Company and its subsidiaries and Vice President (1989-1996) of both the Company's utility subsidiaries. Mr. Patrick has been an employee of the Company and/or its subsidiaries since 1976.

Richard P. Toft, 66. Director since 1988. Non-executive Chairman of Alleghany Asset Management, Inc. (2000-2001). Former Chairman of the Board and Chief Executive Officer of Alleghany Asset Management, Inc., Chicago, Illinois, an investment management and advisory service subsidiary of Alleghany Corp. (1995-2000). Mr. Toft was also Chairman of the Board of Chicago Title Corporation and was Chairman and CEO of its predecessor company, Chicago Title & Trust Co. Mr. Toft also served as a director of The Cologne Life Reinsurance Company (1994-1999), Allegheny Underwriting Holdings, Ltd. (London, England 2000-2001) and Fidelity National Financial, Inc. (2000-2002). Mr. Toft is a Director of Underwriter Laboratories, Inc. and a Director of Capitol Transamerica Corp.

Arthur R. Velasquez, 64. Director since 1985. Chairman, President and Chief Executive Officer, since 1989, of Azteca Foods, Inc., Chicago, Illinois, a Mexican food products company. Prior to that, Mr. Velasquez was President and Chief Executive Officer of Azteca Corn Products Corporation. Mr. Velasquez is also a director of LaSalle Bank National Association.

Meetings and Fees of the Board of Directors

The Board of Directors held nine meetings during fiscal 2002. All incumbent directors attended at least 83% or more of the aggregate number of meetings of the Board and of those committees on which such directors served.

During fiscal year 2002, directors who were not employees of the Company received an annual retainer of $25,000 and a meeting fee of $1,000 for each Board meeting attended and for each committee meeting attended as a committee member. In addition, any nonemployee director who served as chairman of a committee of the Board received a $3,000 annual retainer. Officers of the Company who serve on the Board receive no compensation as directors.

Beginning in fiscal year 2003, directors who are not employees receive an annual retainer of $35,000 and a meeting fee of $3,000 for each Board meeting attended and for each committee meeting attended as a committee member. In addition, any nonemployee director who serves as chairman of a committee of the Board receives a $6,000 annual retainer. The Lead Director, whose duties are explained below, receives an additional annual retainer of $25,000 and a meeting fee of $3,000 for each committee meeting attended as an ex officio member. These adjustments to the nonemployee directors' cash compensation reflect greater levels of responsibility and time commitment that are required of directors in light of recent legislative and regulatory actions. The Company believes that these adjustments will improve the Company's ability to attract and retain highly qualified individuals to serve as directors of the Company. The nonemployee directors' cash compensation was last adjusted in 1997.

Nonemployee directors also participate in the Company's Directors Stock and Option Plan ("DSOP"). The purpose of the DSOP is to provide nonemployee directors with a proprietary interest in the Company and to improve the Company's ability to attract and retain highly qualified individuals to serve as directors of the Company. Under the DSOP, on May 1 of each year through 2002, each nonemployee director of the Company received, as part of his or her annual retainer, a stock payment of 300 shares of common stock and options to purchase 3,000 shares of common stock. The exercise price for each option equals the mean between the highest and lowest quoted selling price for the Company's common stock in the New York Stock Exchange Composite Transactions on the last day in April for which the New York Stock Exchange was open for trading in the year of the grant. Options granted under the plan have a ten-year term.

In December, 2002, the Board of Directors, upon the recommendation of the Compensation-Nominating Committee, amended the DSOP. Under the amended DSOP, each nonemployee director of the Company will receive, as part of his or her annual retainer beginning in May 2003, an annual award of 1,000 deferred shares of common stock of the Company, which will replace the annual grant of 300 shares and 3,000 options previously provided for by the plan. Deferred shares are automatically deferred until the earliest of (i) the director's retirement from the Company's Board of Directors following attaining the age of 70; (ii) one year after the director ceases to be a director of the Company for any other reason, or (iii) a change of control of the Company, and are not delivered by the Company until such date. Directors may elect to defer receipt of common stock in whole or in part for a period of time after the date on which distribution would otherwise occur by making an election to receive shares of common stock in installments no later than the calendar year prior to the year in which the distribution would otherwise occur. The director is entitled to receive amounts representing dividends from such deferred shares equal to dividends paid with respect to a like number of shares of common stock of the Company. Each director can make an election from time to time as to whether to receive dividends in the form of cash payments or in the form of additional deferred shares. A bookkeeping account is maintained for each nonemployee director. Each grant of deferred shares is automatically deferred and credited to the account of the director. The account of a director who elects to receive dividends in the form of additional deferred shares is credited with a number of deferred shares determined by dividing the amount of the dividend by the mean price of a share of Company common stock on the New York Stock Exchange on the dividend payment date. Deferred shares do not entitle a director to vote on any matter to be considered by the Company's shareholders prior to the date of distribution of common stock and are generally not transferable other than upon a director's death. The purpose of the amendments to the DSOP is to better align the interests of the directors with the interests of shareholders by requiring the directors to maintain a proprietary interest aligned with the long-term success of the Company by holding deferred shares during their tenure as director.

The Company offers nonemployee directors an opportunity to defer their compensation, except for options and stock received upon the exercise thereof. Under the Directors Deferred Compensation Plan, a director may elect to defer the receipt of compensation earned as a director until a future date. Cash compensation may be deferred in the form of cash, Company common stock, or a combination of both; stock compensation may be deferred only in the form of Company common stock. An election to defer, or to cease to defer, compensation earned as a director of the Company is effective only with respect to compensation earned in the calendar year following the year in which the election is made, but in no event with respect to compensation earned within six months after the date on which the election is made.

A bookkeeping account is maintained for each participant. The account reflects the amount of cash and/or the number of share equivalents to which the participant is entitled under the terms of the plan.

The account of a participant who elects to defer compensation in the form of cash is credited with the dollar amount of compensation so deferred on each date that the participant is entitled to payment for services as a director. Interest on the cash balance of the account is computed and credited quarterly as of March 31, June 30, September 30, and December 31 of each year at the prime commercial rate in effect at Harris Trust and Savings Bank, Chicago, Illinois.

The account of a participant who elects to defer compensation in the form of stock is credited with share equivalents on each date that the participant is entitled to payment for services as a director. The number of share equivalents so credited is determined by dividing the compensation so deferred by the mean price of a share of Company common stock on the New York Stock Exchange on such date. Additional share equivalents are credited to the director's account on each date that the Company pays a dividend on the common stock. During the fiscal year ended September 30, 2002, plan participants as a group were credited with 6,103 share equivalents for compensation deferred in the form of stock, with an average per-share base price of $37.33. During the same period, no participants were credited with compensation deferred in the form of cash.

Committees of the Board of Directors

The standing committees of the Board of Directors of the Company during fiscal 2002 were the Audit, Compensation-Nominating, Public Policy, and Executive Committees.

The Audit Committee makes recommendations to the Board concerning the appointment of the Company's independent public accountants and reviews with the accountants the scope and nature of the audit engagement, the fees for services performed by the firm, and the results of the completed audit. The Committee also reviews and discusses with the internal audit department, management, and the Board, such matters as accounting policies, internal controls, and procedures for preparation of financial statements. In addition, the Committee oversees the selection of independent public accountants to perform audits of certain Company-sponsored employee benefit plans and reviews reports regarding the results of such audits. The members of the Audit Committee are Messrs.  Brodsky (Chairman), Boris, Velasquez, McKeever, and Mrs. Cafferty. The Committee held six meetings in fiscal 2002.

The Compensation-Nominating Committee considers and makes recommendations to the Board concerning salary compensation for elected officers of the Company and its subsidiaries. The Committee also considers, reviews and grants awards under the Company's Long-Term Incentive Compensation Plan (LTIC Plan) and Short-Term Incentive Compensation Plan (STIC Plan) to officers (and, with respect to the LTIC Plan, other key employees) of the Company and its subsidiaries other than the Chief Executive Officer. With respect to the Chief Executive Officer, the Committee considers, reviews and makes awards under the LTIC Plan and the STIC Plan subject to the approval of the nonemployee directors of the Board.

The Committee also makes recommendations to the Board regarding nominees for election as members of the Board of the Company. The Committee will consider written recommendations from shareholders of the Company regarding potential nominees for election as directors. To be considered for inclusion in the slate of nominees proposed by the Board at the next Annual Meeting of Shareholders of the Company, such recommendations should be received in writing by the Secretary of the Company no later than December 28, 2003. In addition, the Committee maintains, with the approval of the Board, formal criteria for selecting directors and also considers other matters, such as the size and composition of the Board, directors' compensation, benefits, and other forms of remuneration. The members of the Compensation-Nominating Committee are Messrs. Livingston (Chairman), Boris, Brodsky, Jain, and Toft. The Committee held six meetings in fiscal 2002.

The Public Policy Committee prepares reports to the Board and provides advice to management on major public issues affecting the Company or the gas industry in general. The Committee also considers and makes recommendations to the Board regarding the Company's Contributions Program and Budget and reviews and monitors corporate policy with respect to charitable and philanthropic giving. Members of the Public Policy Committee are Mrs. Cafferty (Chairman), Messrs. Jain, Livingston, McKeever, Toft, and Velasquez. The Committee held two meetings in fiscal 2002.

The Executive Committee, in the recess of the Board, has the authority to act upon most corporate matters that require Board approval. The members of the Executive Committee are Messrs. Patrick (Chairman), Boris, Brodsky, Jain, Livingston, McKeever, Toft, Velasquez, and Mrs. Cafferty. The Committee held no meetings in fiscal 2002.

On December 4, 2002, the Board of Directors of the Company amended the charter for its Audit Committee and established two new committees, the Compensation Committee and the Nominating-Governance Committee, replacing the Compensation-Nominating Committee and the Public Policy Committee and approved written charters for the new committees. The Board also appointed Mr. Livingston as Lead Director. Among other responsibilities Mr. Livingston presides over regular meetings of the non-management Directors and participates in the work of all three committees as an ex officio member.

The revised charter for the Audit Committee expands the duties and responsibilities of the Audit Committee. In particular, henceforth, the Audit Committee will be solely responsible for retaining and replacing the Company's independent auditors. The Audit Committee is also responsible for establishing procedures for (i) the receipt, retention and treatment of complaints, questions and other information received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The new Compensation Committee's responsibilities include (i) assisting the Board to discharge its responsibilities relating to the compensation of the executives of the Company and its subsidiaries and the long term incentive compensation of other key employees; (ii) making recommendations to the Board regarding the compensation of non-management directors and (iii) nominating individuals to become elected officers. The new Nominating-Governance Committee has responsibility for (i) developing criteria for selecting directors; (ii) identifying individuals qualified to become members of the Board of Directors and recommending director nominees for the next annual meeting of shareholders; (iii) overseeing the evaluation of the Board and executive management; (iv) developing and recommending to the Board corporate governance guidelines applicable to the Company; and (v) advising the Board and management regarding public policy matters.

Many of the functions of these Committees had previously been performed by the replaced committees and by the Audit Committee and the charters for the new committees and the amendments to the Audit Committee charter formalize many of the Company's existing procedures. In addition, the new charters and the revisions to the charter for the Audit Committee incorporate requirements from the listing standards proposed by the New York Stock Exchange and the Sarbanes-Oxley Act and related rulemakings of the Securities and Exchange Commission. The Board incorporated these requirements prior to many of them becoming effective. The early adoption of these requirements reflects the Board's policy of having effective governance and ensuring that the Company's business is conducted in accordance with the highest ethical standards and relevant law.

The December revisions to the charter for the Audit Committee includes making the Audit Committee solely responsible for retaining and replacing the Company's independent auditors. This revision is consistent with the pending listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act and related rulemakings of the Securities and Exchange Commission. These statutory and regulatory initiatives include more stringent independence requirements for auditors and audit committees and provide for greater regulation and oversight of the accounting profession. As a result, shareholders are afforded greater assurance of the independence of the Company's independent auditors. In light of these statutory and regulatory initiatives and our related governance actions, the matter of ratifying the choice of the Company's independent auditors is not being submitted to the Company's shareholders.

Report of the Audit Committee

The Audit Committee is comprised of Messrs. Brodsky, Boris, Velasquez, McKeever, and Mrs. Cafferty, each of whom is independent (as that term is defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards). The Board of Directors has adopted a written charter for the Audit Committee, the most recent copy of which is attached as Exhibit A to this company's proxy statement

The Audit Committee has reviewed and discussed the Company's audited financial statements with management. The Audit Committee has discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU 380), as modified and supplemented. The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed the independent accountant's independence with the independent accountant.

The Audit Committee, based upon its reviews and discussions described in the immediately preceding paragraph, has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

Submitted by:

THE AUDIT COMMITTEE

William J. Brodsky (Chairman)
James R. Boris
Pastora San Juan Cafferty
Lester H. McKeever
Arthur R. Velasquez

Information Regarding Change in Independent Public Accountants:

The Audit Committee annually considers and recommends to the Board of Directors the selection of the Company's independent public accountants. As recommended by the Audit Committee, the Board of Directors decided, effective June 1, 2002 to terminate the services of Arthur Andersen LLP as the Company's independent public accountants and engaged Deloitte & Touche LLP to serve as the Company's independent public accountants for 2002.

Arthur Andersen's reports on the Company's consolidated financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company's two most recent fiscal years and through June 1, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years; there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K; and the Company did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Independent Public Accountants:

The Audit Committee of the Board of Directors recommended the appointment of Deloitte & Touche LLP as independent auditors to examine the Company's accounts for the fiscal year ending September 30, 2003, and the Board approved the appointment. A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be available to respond to appropriate questions or to make a statement if said representative so desires. A representative of Arthur Andersen LLP is not expected to be present at the meeting.

Set forth below is a summary of certain fees paid to Arthur Andersen LLP, the Company's former independent accountants, and to Deloitte & Touche LLP, the Company's current independent public accountants, for services in the fiscal year ended September 30, 2002. In determining the independence of Arthur Andersen LLP and Deloitte & Touche LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining Arthur Andersen LLP's and Deloitte & Touche LLP's independence.

Audit Fees. The total fees, including reimbursement of expenses, the Company paid Arthur Andersen LLP for professional services rendered for the audit of the annual financial statements for the fiscal year ended September 30, 2002, and the reviews of the financial statements included in our Forms 10-Q for the first two quarters in fiscal 2002, were $178,000. The total audit fees and reimbursement of expenses paid to Deloitte & Touche LLP were $371,000 for the audit for fiscal year 2002 and the reviews of the quarterly financial statements. In addition, $350,000 was paid to Deloitte & Touche LLP for the re-audit of the financial statements for fiscal years 2001 and 2000 which was required due to a change in the Company's accounting for acquisition, exploration and development activities related to oil and gas reserves.

Financial Information Systems Design and Implementation Fees. During 2002, neither Arthur Andersen LLP nor Deloitte & Touche LLP furnished any financial information systems design and implementation services to the Company.

All Other Fees. The total fees, including reimbursement of expenses, the Company paid Arthur Andersen LLP for professional services rendered in fiscal 2002 other than for audit services were $10,100, of which $5,100 was for services that the Company considers to be audit-related such as tax advisory services and reviews of documents related to securities offerings. The total fees, including reimbursement of expenses, paid to Deloitte & Touche LLP for professional services rendered in fiscal 2002 other than audit services were $112,100, of which $79,200 was for such services that the Company considers to be audit-related.

Share Ownership of Directors
and Executive Officers

The following table sets forth certain information regarding the beneficial ownership, as of October 31, 2002, of the Company's Common Stock by (a) each director nominee, the current and former Chief Executive Officer and the four most highly paid executive officers of the Company and (b) all director nominees and executive officers as a group.

Directors & Officers	Shares Beneficially Owned as of October 31, 2002(1)		Percent of Class
James R. Boris	14,736	(2)(4)	*
William J. Brodsky	19,191	(2)(4)	*
Pastora San Juan Cafferty	12,740	(4)	*
Donald M. Field	77,609	(3)(4)	*
James Hinchliff	79,236	(3)(4)	*
Dipak C. Jain	3,300	(4)	*
Michael E. Lavin	0	(5)	*
Homer J. Livingston, Jr.	20,787	(2)(4)	*
William E. Morrow	48,367	(3)(4)	*
Lester H. McKeever	14,535	(2)(4)	*
Thomas A. Nardi	40,307	(3)(4)	*
Thomas M. Patrick	130,824	(3)(4)	*
Richard E. Terry	213,804	(4)	*
Richard P. Toft	19,983	(2)(4)	*
Arthur R. Velasquez	23,172	(2)(4)	*
Directors and executive officers as a group	858,080	(2)(3)(4)	2.41%

___________

* Percentage of shares beneficially owned does not exceed one percent.

(1) Unless otherwise indicated, each individual has sole voting and investment power with respect to the shares of common stock attributed to him or her in the table.

(2) Includes the following number of shares to which the following are prospectively entitled pursuant to the Directors Deferred Compensation Plan of the Company: Messrs. Boris, 3,836; Brodsky, 7,691; Livingston, 10,787; McKeever, 4,535; Toft, 9,783; and Velasquez, 14,172.

(3) Includes shares of restricted stock awarded under the Long-Term Incentive Compensation Plan of the Company, the restrictions on which had not lapsed as of October 31, 2002, as follows: Messrs. Field, 9,140; Hinchliff, 9,300; Morrow, 8,295; Nardi, 5,360; Patrick, 26,090; and all directors and executive officers as a group, 83,000. Owners of shares of restricted stock have the right to vote such shares and to receive dividends thereon, but have no investment power with respect to such shares until the restrictions thereon lapse.

(4) Includes shares that the following have a right to acquire within 60 days following October 31, 2002, through the exercise of options granted under the Directors Stock and Option Plan, in the case of nonemployee directors, or the Long-Term Incentive Compensation Plan of the Company, in the case of executive officers: Messrs. Boris, 9,000; Brodsky, 9,000; Jain, 3,000; Livingston, 9,000; McKeever, 9,000; Toft, 9,000; Velasquez, 9,000; Mrs. Cafferty 9,000; Messrs. Field, 52,400; Hinchliff, 42,200; Morrow, 33,900; Nardi 30,600; Patrick, 78,400; Terry, 129,100; and all directors and executive officers of the Company as a group, 518,500.

(5) Mr. Lavin is a new nominee for the Board of Directors of the Company.

Executive Compensation

The following tables set forth information concerning annual and long-term compensation and grants of stock options, stock appreciation rights (SARs) and restricted stock awards under the Company's Long-Term Incentive Compensation Plan. All compensation was paid by the Company and its subsidiaries for services in all capacities during the three fiscal years set forth below, to (i) the current and former Chief Executive Officer and (ii) the four most highly compensated executive officers of the Company other than the Chief Executive Officer.

SUMMARY COMPENSATION TABLE
		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Restricted Stock Awards(1)(3) ($)	Options/SARs (#)	All Other Compensation (4)($)

Richard E. Terry (2)	2002	592,500	292,800	677,102	87,900	21,330
Former Chairman and	2001	680,000	437,920	397,547	87,600	25,317
Chief Executive Officer	2000	650,000	392,000	326,625	73,200	23,400

Thomas M. Patrick	2002	512,500	229,800	270,010	49,400	18,450
Chairman, President and	2001	451,300	261,573	220,056	52,000	17,562
Chief Executive Officer	2000	400,000	249,300	209,625	46,400	14,400

William E. Morrow	2002	287,700	180,900	109,043	21,000	10,357
Executive Vice	2001	264,400	200,309	103,603	25,800	10,148
President	2000	214,583	103,900	69,939	9,800	8,939

James Hinchliff	2002	317,500	125,200	120,466	23,100	11,430
Senior Vice President	2001	303,500	156,363	103,603	25,800	11,304
and General Counsel	2000	290,400	131,600	99,938	20,000	10,454

Donald M. Field	2002	295,900	144,800	112,158	21,600	10,652
Executive Vice	2001	271,000	139,619	103,603	25,800	10,428
President	2000	245,300	131,600	99,938	20,000	8,831

Thomas A. Nardi	2002	255,000	100,500	96,581	18,600	7,458
Senior Vice President,	2001	230,000	195,000	0	24,000	7,650
Chief Financial Officer	2000	n/a (5)	n/a	n/a	n/a	n/a
and Treasurer

___________

(1) Restricted stock awards are valued at the closing market price as of the date of grant. The total number of restricted shares held by the named executive officers and the aggregate market value of such shares at September 30, 2002 were as follows: Mr. Terry, 0 shares; Mr. Patrick, 17,295 shares, valued at $582,669; Mr. Morrow, 6,460 shares, valued at $217,637; Mr. Hinchliff, 8,250 shares, valued at $277,943; Mr. Field, 7,900 shares, valued at $266,151; and Mr. Nardi, 2,325 shares, valued at $78,329. Dividends are paid on the restricted shares at the same time and at the same rate as dividends paid to all shareholders of common stock. Aggregate market value is based on a per share price of $33.69, the closing price of Peoples Energy's stock on the New York Stock Exchange Composite Transactions on September 30, 2002.

(2) Mr. Terry retired August 1, 2002.

(3) Restricted stock awards granted to date vest in equal annual increments over a five-year period. If a recipient's employment with the Company terminates, other than by reason of death, disability, or retirement after attaining age 65, the recipient forfeits all rights to the unvested portion of the restricted stock award. In addition, the Compensation-Nominating Committee (and with respect to the CEO, the Compensation-Nominating Committee, subject to the approval of the nonemployee directors) may, in its sole discretion, accelerate the vesting of any restricted stock awards granted under the Long-Term Incentive Compensation Plan. Total restricted stock awarded to the named individuals for 2000 constitutes 24,550 shares, of which 4,910 shares vested in 2001; 10,940 shares vested in 2002; 2,900 shares will vest in 2003; 2,900 shares will vest in 2004; and the remaining 2,900 shares will vest in 2005. Total restricted stock awarded to the named individuals for 2001 constitutes 28,900 shares, of which 15,680 shares vested in 2002; 3,305 shares will vest in 2003; 3,305 shares will vest in 2004; 3,305 shares will vest in 2005; and the remaining 3,305 shares will vest in 2006. Total restricted stock awarded to the named individuals for 2002 constitutes 33,350 shares, of which 16,300 shares vested in 2002; 3,410 shares will vest in 2003; 3,410 shares will vest in 2004; 3,410 shares will vest in 2005; 3,410 shares will vest in 2006; and the remaining 3,410 shares will vest in 2007.

(4) Company contributions to the Capital Accumulation Plan accounts of the named executive officers during the above fiscal years. Employee contributions under the plan are subject to a maximum limitation under the Internal Revenue Code of 1986, as amended. The Company pays an employee who is subject to this limitation an additional 60 cents for each dollar that the employee is prevented from contributing solely by reason of such limitation. The amounts shown in the table above reflect, if applicable, this additional Company payment.

(5) Mr. Nardi was not employed by the Company or its subsidiaries during fiscal year 2000.

OPTIONS/SAR GRANTS IN FISCAL 2002

Individual Grants

Name and Principal Position	Options/SARs Granted (#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(3)

Richard E. Terry	87,900	15.9%	$41.16	Aug. 1, 2005	$425,436
Former Chairman and
Chief Executive Officer
Thomas M. Patrick	49,400	8.9	$41.16	Oct. 3, 2011	239,096
Chairman, President and
Chief Executive Officer
William E. Morrow	21,000	3.8	$41.16	Oct. 3, 2011	101,640
Executive Vice
President
James Hinchliff	23,100	4.2	$41.16	Oct. 3, 2011	111,804
Senior Vice President
and General Counsel
Donald M. Field	21,600	3.9	$41.16	Oct. 3, 2011	104,544
Executive Vice
President
Thomas A. Nardi	18,600	3.4	$41.16	03-Oct-2011	90,024
Senior Vice President,
Chief Financial Officer
and Treasurer

___________

(1) The grant of an Option enables the recipient to purchase Peoples Energy common stock at a purchase price equal to the fair market value of the shares on the date the Option is granted. The grant of an SAR enables the recipient to receive, for each SAR granted, cash in an amount equal to the excess of the fair market value of one share of Peoples Energy common stock on the date the SAR is exercised over the fair market value of such common stock on the date the SAR was granted. Options or SARs that expire unexercised become available for future grants. Before an Option or SAR may be exercised, the recipient must generally complete 12 months of continuous employment subsequent to the grant of the Option or SAR. Options and SARs may be exercised within 10 years from the date of grant, subject to earlier termination in case of death, retirement, or termination of employment for other reasons.

(2) Based on 526,500 Options and 27,900 SARs granted to all employees under Peoples Energy's Long-Term Incentive Compensation Plan during fiscal 2002.

(3) The Present Value of each option grant used to determine pro forma net income is estimated as of the date of grant using a variation of the Black-Scholes option-pricing model with the following weighted-average assumptions: expected volatility of  24.73 percent, dividend yield of  6.2 percent, risk-free interest rate of  3.12 percent, and expected life of three years. The weighted-average fair value of options granted was $4.84 for the year ended September 30, 2002.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL 2002
AND FISCAL YEAR-END OPTION/SAR VALUES
			Number of Unexercised Options/SARs at Fiscal Year-End(#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End($)
Name and Principal Position	Shares Acquired on (Option/SAR) Exercise(#)(1)	Value Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Richard E. Terry	0	0	138,200	87,900	104,244	0
Former Chairman and
Chief Executive Officer
Thomas M. Patrick	0	0	58,000	49,400	61,880	0
Chairman, President and
Chief Executive Officer
William E. Morrow	12,900	83,666	12,900	21,000	15,351	0
Executive Vice
President
James Hinchliff	0	0	38,200	23,100	30,702	0
Senior Vice President
and General Counsel
Donald M. Field	0	0	61,600	21,600	30,702	0
Executive Vice
President
Thomas A. Nardi	0	0	24,000	18,600	28,320	0
Senior Vice President,
Chief Financial Officer
and Treasurer

____________________

(1) Cash-only SARs exercised by Mr. Morrow.

PENSION PLAN TABLE

The following table illustrates various annual straight-life benefits at normal retirement (age 65) for the indicated levels of average annual compensation and various periods of service, assuming no future changes in the Company's pension benefits. The compensation used in the computation of annual retirement benefits is substantially equivalent to the salary and bonus reported in the Summary Compensation Table. The benefit amounts shown reflect reduction for applicable Social Security benefits.

		Years of Service
Average Annual Compensation	20	25	30	35	40

300,000	112,989	141,237	169,484	188,234	206,984
350,000	132,989	166,237	199,484	221,359	243,234
400,000	152,989	191,237	229,484	254,484	279,484
450,000	172,989	216,237	259,484	287,609	315,734
500,000	192,989	241,237	289,484	320,734	351,984
550,000	212,989	266,237	319,484	353,859	388,234
600,000	232,989	291,237	349,484	386,984	424,484
650,000	252,989	316,237	379,484	420,109	460,734
700,000	272,989	341,237	409,484	453,234	496,984
750,000	292,989	366,237	439,484	486,359	533,234
800,000	312,989	391,237	469,484	519,484	569,484
850,000	332,989	416,237	499,484	552,609	605,734
900,000	352,989	441,237	529,484	585,734	641,984
950,000	372,989	466,237	559,484	618,859	678,234
1,000,000	392,989	491,237	589,484	651,984	714,484
1,050,000	412,989	516,237	619,484	685,109	750,734
1,100,000	432,989	541,237	649,484	718,234	786,984
1,150,000	452,989	566,237	679,484	751,359	823,234
1,200,000	472,989	591,237	709,484	784,484	859,484

Average annual compensation is the average 12-month compensation for the highest 60 consecutive months of the last 120 months of service prior to retirement. Compensation is total salary paid to an employee by the Company and/or its affiliates, including bonuses under Peoples Energy's Short-Term Incentive Compensation Plan, pre-tax contributions under Peoples Energy's Capital Accumulation Plan, pre-tax contributions under Peoples Energy's Health and Dependent Care Spending Accounts Plan, and pre-tax contributions for life and health care insurance, but excluding moving allowances, exercise of stock options and SARs, and other compensation that has been deferred. On July 1, 2001, the Company amended the above-described pension plan. The revised pension plan allows employees of the Company who began their employment with the Company prior to July 1, 2001, to receive pension benefits equal to the greater of the amount determined by the above-described formula or the amount equal to the employee's compensation during the five years of employment with the Company preceding termination multiplied by an age based percentage credited to the employee for each year of the employee's participation in the plan. The Company does not expect that these amendments will affect the pension benefits set forth in the table above for the individuals listed in the Summary Compensation Table.

At September 30, 2002, the credited years of retirement benefit service for the individuals listed in the Summary Compensation Table were as follows: Mr. Terry, not applicable, as Mr. Terry retired on August 1, 2002 with 38 years of service; Mr. Patrick, 26 years; Mr. Morrow, 23 years; Mr. Hinchliff, 30 years; Mr. Field, 31 years; and Mr. Nardi, 2 years. The benefits shown in the foregoing table are subject to maximum limitations under the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. Should these benefits at the time of retirement exceed the then-permissible limits of the applicable Act, the excess would be paid by the Company as supplemental pensions pursuant to Peoples Energy's Supplemental Retirement Benefit Plan. The benefits shown give effect to these supplemental pension benefits.

Severance Agreements

The Company has entered into separate severance agreements with certain key executives, including each of the executives named in the Summary Compensation Table. The intent of the severance agreements is to assure the continuity of the Company's administration and operations in the event of a Change in Control of the Company (as described below). The severance agreements were developed in accordance with the advice of outside consultants.

The term of each severance agreement is for the longer of 36 months after the date in which a Change in Control of the Company occurs or 24 months after the completion of the transaction approved by shareholders described in (iii) below of the description of a Change in Control. A Change in Control is defined as occurring when (i) the Company receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, disclosing that any person, group, corporation, or other entity is the beneficial owner, directly or indirectly, of 20% or more of the common stock of the Company; (ii) any person, group, corporation, or other entity (except the Company or a wholly-owned subsidiary), after purchasing common stock of the Company in a tender offer or exchange offer, becomes the beneficial owner, directly or indirectly, of 20% or more of such common stock; (iii) the shareholders of the Company approve (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, other than a consolidation or merger in which holders of the Company's common stock prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before; (b) any consolidation or merger in which the Company is the continuing or surviving corporation, but in which the common shareholders of the Company immediately prior to the consolidation or merger do not hold at least 90% of the outstanding common stock of the Company; (c) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company, except where the Company owns all of the outstanding stock of the transferee entity or the Company's common shareholders immediately prior to such transaction own at least 90% of the transferee entity or group of transferee entities immediately after such transaction; or (d) any consolidation or merger of the Company where, after the consolidation or merger, one entity or group of entities owns 100% of the shares of the Company, except where the Company's common shareholders immediately prior to such merger or consolation own at least 90% of the outstanding stock of such entity or group of entities immediately after such consolidation or merger; or (iv) a change in the majority of the members of the Company's Board of Directors within a 24-month period, unless approved by two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.

Each severance agreement provides for payment of severance benefits to the executive in the event that, during the term of the severance agreement, (i) the executive's employment is terminated by the Company, except for "cause" as defined therein; or (ii) the executive's employment is terminated due to a constructive discharge, which includes (a) a material change in the executive's responsibilities, which change would cause the executive's position with the Company to become of less dignity, responsibility, prestige or scope; (b) reduction, which is more than de minimis, in total compensation; (c) assignment without the executive's consent to a location more than 50 miles from the current place of employment; or (d) liquidation, dissolution, consolidation, merger, or sale of all or substantially all of the assets of the Company, unless the successor corporation has a net worth at least equal to that of the Company and expressly assumes the obligations of the Company under the executive's severance agreement.

The principal severance benefits payable under each severance agreement consist of the following: (i) the executive's base salary and accrued benefits through the date of termination, including a pro rata portion of awards under the Company's STIC Plan; (ii) three times the sum of the individual's base salary, the average of the STIC Plan awards for the prior three years and the value of the LTIC Plan awards in the prior calendar year; and (iii) the present value of the executive's accrued benefits under the Company's Supplemental Retirement Benefits Plan (SRBP) that would be payable upon retirement at normal retirement age, computed as if the executive had completed three years of additional service. Mr. Nardi's severance agreement provides that in addition to the amount described in clause (ii) of the preceding sentence, if Mr. Nardi has been employed by the Company for at least five years, Mr. Nardi would be entitled to receive from the Company an amount equal to the remainder of (x) the present value of the benefits that would have been accrued by Mr. Nardi under the Company's retirement plan and the SRBP on the date of termination of employment, determined as if Mr. Nardi had received credit for an additional twenty-one years of service, less (y) the present value of Mr. Nardi's benefits accrued under the retirement plan and the SRBP on the date of termination of his employment. If Mr. Nardi has been employed by the Company for less than five years, the additional years of service under clause (x) of the preceding sentence would be determined by dividing the number of months Mr. Nardi was employed by the Company by 60 and multiplying the resulting ratio by 20.

In addition, the executive will be entitled to continuation of life insurance and medical benefits for the longer of (a) a period of three years after termination or (b) a period commencing after termination and ending when the executive may receive pension benefits without actuarial reduction, provided that the Company's obligation for such benefits under the severance agreement shall cease upon the executive's employment with another employer that provides life insurance and medical benefits. Each severance agreement also provides that the executive's Options and SARs shall become exercisable upon a Change in Control and that all Options and SARs shall remain exercisable for the shorter of (a) three years after termination or (b) the term of such Options and SARs. Any restricted stock previously awarded to the executive under the LTIC Plan would vest upon a Change in Control if such vesting does not occur due to a Change in Control under the terms of the LTIC Plan. The Company is also obligated under each severance agreement to pay an additional amount to the executive sufficient on an after-tax basis to satisfy any excise tax liability imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. The benefits received by the executive under each agreement are in lieu of benefits under the Company's termination allowance plan and the executive's benefits under the SRBP. Each executive would be required to waive certain claims prior to receiving any severance benefits.

The Company and Mr. Nardi are parties to a confidentiality and employment agreement. Under the agreement, Mr. Nardi agrees to observe certain covenants and confidentiality, to refrain from soliciting or encouraging others to leave employment with the Company, and to release and discharge the Company from claims he may then have. The agreement also provides that if Mr. Nardi's employment is terminated other than for "cause" (as defined in Mr. Nardi's severance agreement) and prior to a Change in Control (as defined in the severance agreement), then Mr. Nardi is entitled to be paid by the Company an amount representing an enhanced retirement benefit as if Mr. Nardi were credited under the retirement plan and the SRBP with additional years of service. The additional years of service are determined in the same manner as described above under Mr. Nardi's severance agreement.

REPORT ON EXECUTIVE COMPENSATION

Composition of Committee

The Compensation-Nominating Committee (Committee) is appointed by the Board from the membership of the Outside Directors. The Outside Directors are all of the directors who are not officers or employees of the Company or its subsidiaries.

Officer Compensation Generally

The Board has established a comprehensive officer compensation program designed to provide equitable and generally competitive cash compensation and incentives to its officers so as to attract and retain skilled and experienced officers. Officer compensation is comprised of cash compensation, consisting of base salary and bonus, and long-term compensation, consisting of non-qualified stock options (Options), stock appreciation rights (SARs) and restricted stock awards. The Board annually reviews the competitiveness of each component of compensation and total compensation with the assistance of the Committee and a nationally recognized compensation consultant (Independent Consultant).

The Committee believes that ownership of Company stock by the Company's management aligns more closely the interests of management and shareholders. To encourage appropriate levels of executive stock ownership, the Committee has adopted ownership guidelines for its officers. The levels of stock ownership specified by the guidelines range from one-half to three times the officer's annual base salary, depending on the officer's position.

Base Salary

Salaries for elected officers are established by the Board based on recommendations of the Committee. The Committee's recommendations are based on advice and information from the Independent Consultant, compensation reports prepared by the Human Resources Division of the Company and, for officers other than the Chairman of the Board, President and Chief Executive Officer (CEO), the recommendations of the CEO.

Mr. Terry served as the Company's Chairman of the Board and Chief Executive Officer until his retirement on August 1, 2002. Mr. Patrick succeeded Mr. Terry as the Company's Chairman of the Board, President and Chief Executive Officer.

The Committee evaluates the competitiveness of the Company's elected officer salaries in light of competitive market data for comparable companies, from the energy industry and general industry. The Committee believes that the Company's competition for executive talent includes a broader range of companies than the peer group established to compare shareholder returns and, therefore, the group of companies used for compensation purposes is not the same as the peer group used in the performance graph contained in this Proxy Statement. Officer salaries are established by reference to salary range midpoints that reflect data for the comparison companies. Actual salaries may be above or below the midpoint, depending upon the length of incumbency, the performance of job responsibilities and other factors. The information used by the Committee is derived from market data collected and surveys prepared by the Independent Consultant. The Committee considers the recommendations of the CEO (for officers other than the CEO), as well as market data, in making its recommendations. The Committee's recommendations consider not only the general competitiveness of the elected officers' salary ranges and proposed salaries, but also take into account each individual officer's performance of his or her job responsibilities.

For fiscal 2002, the Board accepted the Committee's recommendation and approved a base salary increase for Mr. Terry of $31,000. The Committee's recommendation was based on the need to maintain the market competitiveness of Mr. Terry's base salary. When Mr. Patrick assumed the position of Chairman of the Board, President and Chief Executive Officer, the Board approved an increase of $75,000 in his annual base salary for the balance of fiscal 2002 upon the recommendation of the Committee. The Committee's recommendation reflected the competitive market.

Short-Term Incentive Compensation Plan

The Short-Term Incentive Compensation Plan (STIC Plan) makes a portion of executive cash compensation directly related to the Company's short-term performance.

The STIC Plan provides that cash bonuses may be awarded to officers of the Company and its subsidiaries based on levels of achievement under performance measures established at the beginning of each fiscal year. The purposes of the STIC Plan are: (i) to provide meaningful incentives to participants that will benefit shareholders and customers through performance improvements in areas of strategic concern to the Company; (ii) to provide competitive levels of compensation to enable the Company to attract and retain people who are able to make a significant contribution to the Company's success; and (iii) to encourage teamwork and cooperation in the achievement of Company goals. Each year the Independent Consultant reviews the STIC Plan and evaluates the continued use of the STIC Plan and its guidelines in light of competitive practice.

The STIC Plan is administered by the Committee. At the beginning of each fiscal year, the Committee identifies the officers who will be participants for the year and establishes award opportunities for each participant based on the participant's base salary. The Committee establishes performance measures and aligns the measures with award opportunities for the CEO and certain other senior officers and establishes guidelines within which the CEO assigns performance measures and aligns the measures with award opportunities for the remaining participants. Awards are computed at the end of each year on the basis of achievement of the performance measures. The final awards are based on these computed amounts, adjusted at the Committee's discretion for all participants other than the CEO, and, with respect to the CEO, at the Committee's discretion subject to the approval of the Outside Directors. The Committee decided that for fiscal 2002, awards would be paid under the STIC Plan only if the Company achieved dividend coverage on a weather normalized basis for the year and did not reduce its common stock dividend during the year.

For fiscal year 2002, awards for certain participants, including Messrs. Terry and Patrick, were based entirely on corporate performance measures. Other participants' awards were based partly on corporate performance measures and partly on individual or divisional performance measures. For Messrs. Terry and Patrick, the STIC Plan award opportunities were weighted among six corporate measures - 20 percent of the award based on earnings per share, 20 percent based on gas distribution return on equity, 20 percent based on gas distribution operating costs, 25 percent based on operating and equity investment income from diversified businesses, 10 percent based on customer satisfaction, and 5 percent based on vendor diversity. The award for each of the measures was determined by comparing the Company's performance to the respective internally established goal for each measure.

The award percentages determined under the corporate performance measures were added together, resulting in a composite award percentage of 41.5 percent of the maximum award opportunity for Messrs. Terry, Patrick and other participants whose award opportunity was based solely on corporate performance measures. Based on these results, the Committee decided upon, and the Outside Directors approved, an award to Mr. Terry of $292,800 and for Mr. Patrick of $229,800. Mr. Terry's award was prorated to reflect the portion of fiscal year 2002 during which Mr. Terry served as the Company's Chairman of the Board and Chief Executive Officer.

Mr. Patrick's award reflects proration for the portions of the year he served as President and Chief Operating Officer and as Chairman of the Board, President and Chief Executive Officer.

Long-Term Incentive Compensation Plan

The Long-Term Incentive Compensation Plan (LTIC Plan) is administered by the Committee for employees other than the CEO and, with respect to the CEO, by the Committee subject to the approval of the Outside Directors. The Committee has the duty to select the individuals to whom Options, SARs and restricted stock awards, or combinations thereof, will be granted, determine the amount and the extent of such individuals' participation, interpret provisions of the plan, and promulgate, amend and rescind rules for its administration. With respect to the CEO, the Committee prescribes the form and content of Options, SARs and restricted stock granted and is authorized to interpret the plan, to prescribe, amend or rescind rules relating to it, and to make all other determinations necessary or advisable for the plan's administration, subject to the approval of the Outside Directors.

The purpose of the LTIC Plan is to align the interests of key employees with those of shareholders, thereby increasing those employees' interest in the financial success and growth of the Company. In selecting employees who receive awards under the LTIC Plan, the Committee considers the individual's position and responsibilities, nature of service to the Company, and past, present and potential contributions to the success of the Company.

The grant of an Option enables the recipient to purchase Company common stock at a purchase price equal to the fair market value of the shares on the date the Option was granted. The grant of an SAR entitles the recipient to receive, for each SAR granted, cash in an amount equal to the excess of the fair market value of one share of Company common stock on the date the SAR is exercised over the fair market value of such common stock on the date the SAR was granted. Before an Option or SAR may be exercised, the recipient must generally complete 12 months of continuous employment subsequent to the grant of the Option or SAR. Options and SARs may be exercised within 10 years from the date of grant, subject to earlier termination in case of death, disability, retirement, or termination of employment for other reasons.

The grant of a restricted stock award entitles the recipient to vote the shares of Company common stock covered by such award and to receive dividends thereon. The recipient may not transfer or otherwise dispose of such shares until the restrictions thereon lapse. Restricted stock awards granted to date vest in equal annual increments over a five-year period from the date of grant. If a recipient's employment with the Company terminates, other than by reason of death, disability or retirement after attaining age 65, the recipient forfeits all rights to the unvested portion of the restricted stock award. In addition, the Committee (and, with respect to the CEO, the Committee subject to the approval of the Outside Directors) may, in its discretion, accelerate the vesting of any restricted stock awards granted under the LTIC Plan.

Grants of Options, SARs and restricted stock are made by the Committee by general application of the LTIC Plan guidelines. The Committee also considers the recommendations of the CEO for recipients other than the CEO. Under the guidelines, the numbers of Options, SARs and shares of restricted stock are determined for recipients by applying percentages of base salary (these percentages vary with the recipient's position in the Company), and dividing such amounts by the Company's common stock price on or shortly before the date on which Options, SARs and restricted stock will be granted. All awards under the LTIC Plan (except for the CEO) are subject to the discretion and approval of the Committee. With respect to the CEO, the Committee awards under the LTIC Plan are subject to the discretion and approval of the Outside Directors. Each year, prior to Committee approval, the Independent Consultant reviews the LTIC Plan and evaluates the appropriateness of the continued use of the plan, its guidelines and the value of the grants to be made thereunder.

Based on the application of the guideline formula and the recommendation of the Independent Consultant, the Committee granted, and the Outside Directors approved, awards to Mr. Terry of 60,000 Options 27,900 SARs, and 16,300 shares of restricted stock and to Mr. Patrick of 49,400 Options and 6,500 shares of restricted stock.

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1 million on the amount of certain compensation that may be deducted by the Company in any year with respect to the executive officers named in the Summary Compensation Table of the proxy statement with the exception of Mr. Terry. The limit imposed by Section 162(m) does not apply to Mr. Terry's compensation for fiscal 2002 because Mr. Terry retired prior to the end of fiscal 2002. None of the other officers named in the Summary Compensation Table received compensation for fiscal 2002 which exceeded this limit.

The Committee will continue to monitor the impact of Section 162(m) on the Company's compensation programs. The Committee believes it is in the best interest of the Company's shareholders to retain broader discretion in determination of performance criteria with respect to certain compensation programs of the Company than that contemplated by regulations of the Internal Revenue Service.

Submitted by:

THE COMPENSATION-NOMINATING COMMITTEE

Homer J. Livingston, Jr. (Chairman)
James R. Boris
William J. Brodsky
Dipak C. Jain
Richard P. Toft

Performance Graph

The following graph compares the cumulative total shareholder return on Company common stock to the cumulative total return of the S&P 500 Index, the S&P Utility Index, and a peer group selected by the Company comprised of energy companies with substantial gas distribution operations, weighted by market capitalization, over a five-year period ending September 30, 2002. The graph assumes that the value of investment in Company common stock and each index was $100 on September 30, 1997, and that all dividends were reinvested.

Company Name /Index	Sep-97	Sep-98	Sep-99	Sep-00	Sep-01	Sep-02
Peoples Energy Corp.	$100.00	$100.48	$103.64	$104.67	$131.02	$117.40
S&P 500 Index	$100.00	$109.05	$139.36	$157.88	$115.85	$ 92.12
S&P Utilities Index	$100.00	$134.92	$123.30	$168.67	$141.84	$120.29
Peer Group	$100.00	$111.77	$106.60	$124.79	$132.52	$129.91

The peer group is comprised of the following companies: AGL Resources Inc.; KeySpan Corporation; The Laclede Group, Inc.; New Jersey Resources Corporation; Nicor Inc.; Northwest Natural Gas Company; Piedmont Natural Gas Company Inc.; Sempra Energy; Vectren Corporation and WGL Holdings, Inc. The Company believes that the peer group companies are more similar to the Company for purposes of comparing total returns on an investment than are the companies in the S&P Utility Index, which include electric utilities and many companies with much larger market capitalizations than that of the Company.

ITEM 2. SHAREHOLDER PROPOSAL

A shareholder has advised the Company that he intends to introduce at the 2003 Annual Meeting the following proposal. The name and address of and the number of shares owned by the proponent will be provided upon oral or written request to the Secretary of the Company.

Shareholder Proposal: "Resolved: The shareholders urge our board of directors to take the necessary steps to amend the by-laws to require that an independent director who has not served as chief executive officer ("CEO") of the Company shall serve as chairman of the Board of Directors."

Supporting Statement: "The main purpose of the Board of Directors, in the proponent's opinion, is to protect shareholders' interests by providing independent oversight of management, including the CEO and CFO. We believe that a separation of the roles of Chairman of the Board and the CEO will provide greater accountability of management to the shareholders.

Separating the position of Chairman of the Board and CEO, in the proponent's opinion, will enhance independent Board leadership at Peoples Energy Corp. Institutional investor Bill Seidman stated on CNBC's morning call on 10/17/02 that a strong independent Chairman of the Board can best provide the necessary oversight of management.

Corporate governance experts have questioned how one person serving as both Chairman of the Board and CEO can effectively monitor and evaluate their own performance. The NACD Blue Ribbon Commission on Directors Professionalism has recommended that an independent director should be charged with "organizing the boards evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises."

In the proponent's opinion an independent Chairman of the Board will: 1) strengthen the Boards' independence and integrity; 2) provide the check and balances needed to monitor management's activities; 3) minimize the potential legal liabilities going forward, such as a class action shareholder lawsuit with regard to the Chairman of the Board's oversight of management.

In addition this proposal was approved by a majority of shareholders at the 2002 annual meeting of UAL Corp.

We urge you to vote FOR this proposal."

COMPANY'S OPPOSING STATEMENT:

Your Board of Directors recommends that shareholders reject this proposal. Your Board believes that the Company is best served by having one person, Mr. Patrick, serve as Chairman of the Board, President and Chief Executive Officer, acting as the link between the Board and the operating organization and providing critical leadership for the strategic objectives of the Company. Moreover, Board independence and oversight of management are effectively maintained through the Board's current composition. Indeed, eight of the nine current directors are independent of management. The Chairman of the Board has no greater nor lesser vote on matters considered by the Board.

Directors of the Company, including the Chairman, are bound by fiduciary obligations under state law to serve the best interests of the shareholders. Separating the offices of Chairman and CEO would not better enable any director of the Company to fulfill his or her fiduciary duties. The Company's practice of having one individual perform the role of Chairman and CEO is consistent both with the widespread practice of major companies and with current U.S. laws (including the Sarbanes-Oxley Act of 2002, recently promulgated SEC regulations and the New York Stock Exchange's pending corporate governance listing standards) and is in the best interests of shareholders.

Your Board recognizes that there is an ongoing and energetic debate about corporate governance. In response, your Board has already undertaken several key initiatives. On December 4, 2002, your Board revised the charter of its Audit Committee and established two new committees, the Compensation Committee and the Nominating-Governance Committee, replacing the Public Policy Committee and the Compensation-Nominating Committee. All three committees are comprised solely of independent directors and serve to represent and protect the best interests of the Company's shareholders and also serve as an objective means of performing management oversight. The charters of these committees incorporate requirements from the pending listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act and related rulemakings of the SEC.

The Board has also appointed Mr. Livingston as Lead Director. Among other responsibilities, the Lead Director presides over regular meetings of the non-management directors and participates in the work of all three committees as an ex officio member. The Lead Director can realize whatever benefit there is to be gained from having a designated leader of the Board who is independent of management.

The foregoing initiatives were undertaken prior to many of the new laws and regulations becoming effective, underscoring the high importance which your Board places on effective corporate governance and its commitment to ensuring that the company's business is conducted in accordance with the highest ethical standards and relevant laws. By undertaking these initiatives, your Board has enhanced its independent oversight without compromising the benefit of having one person serve as Chairman and CEO.

Your Board will continue to monitor developments in corporate governance practices and apply practices which it believes best serve the interests of shareholders. However, your Board believes that separating the roles of Chairman and CEO would benefit neither the Company nor its shareholders at this time. Rather, the interests of the Company and its shareholders are best served through Mr. Patrick's leadership and ability as a full-time Chairman, President and CEO, subject to oversight by the Company's independent directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Other Matters

Management does not know of any matters to be presented at the meeting other than those mentioned in the Notice of Annual Meeting of Shareholders. However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgment on such matters.

Shareholder Proposals

Any proposals by shareholders that are intended to be presented for action at the 2004 Annual Meeting of Shareholders of the Company must be received by the Company by September 5, 2003, to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

PETER KAUFFMAN
Secretary

January 3, 2003

APPENDIX A

P E O P L E S   E N E R G Y   C O R P O R A T I O N

CHARTER

OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Effective: December 4, 2002

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF PEOPLES ENERGY CORPORATION

I. Purpose

The Audit Committee shall assist the Board in its oversight of (1) the quality and integrity of the Company's financial statements, accounting, internal controls, and auditing; (2) the Company's compliance with legal and regulatory requirements; (3) the qualifications and independence of the independent auditor responsible for the annual financial audit ("Independent Auditor") and other independent public accountants; (4) the performance of the Company's internal audit function, the Independent Auditor and other independent public accountants; (5) the Company's codes of conduct; and (6) such other matters as the Chairman of the Audit Committee deems appropriate.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

II. Organization

A. Membership and Term

The Audit Committee shall comprise three or more directors. Each member of the Committee shall meet the independence and financial literacy requirements of the Sarbanes-Oxley Act of 2002, the New York Stock Exchange and other relevant listing authority. At least one member shall have accounting or related financial management expertise, as defined by the New York Stock Exchange. At least one member shall be a financial expert, as defined by the Securities and Exchange Commission.

Each member shall be chosen by the Board to serve for a term of three years or such other term as determined by the Board. The Board may chose one or more alternate members to serve in the event that any regular member is unable to act or complete his or her term for any reason. The Board shall have the power at any time to change the membership of the Committee.

If any member serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service will not impair the ability of the member to serve on this Committee.

B. Chairperson of the Audit Committee

The Board shall chose the Chairperson of the Committee to serve for a term of three years or such other term as determined by the Board. The Chairperson can convene a meeting of the Committee at his/her discretion. In the absence of the Chairperson, the members of the Committee may chose another member to preside.

C. Delegation of Authority

The Audit Committee may delegate to one or more of its members the authority to grant pre-approvals of audit services and permitted non-audit services to be performed by the Independent Auditor. Any exercise of such delegated authority must be reported to the full Committee at its next scheduled meeting.

III. Responsibilities

The Audit Committee shall have the following responsibilities:

A. General

    Meet periodically with management, with the Independent Auditor and with the internal auditors in separate sessions.

    Have responsibility for the review of any material deviation from or failure to comply with any Company policy or procedure that comes to the attention of the Committee.

    Concerning the relationship between the Independent Auditor and the internal auditors, (a) understand their division of responsibilities; (b) review the allocation of their work loads; (c) determine the adequacy of their division of responsibilities and duties; and (d) facilitate full cooperation between them.

    Establish procedures for (a) the receipt, retention and treatment of complaints, questions and other information received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

    Develop and recommend to the Board for approval codes of conduct for directors, officers and employees of the Company; periodically review such codes and recommend any proposed changes to the Board for approval.)

    Sole authority to retain and terminate outside legal, accounting or other advisors to the Committee, as appropriate, and to approve the advisor's fees and other retention terms.

    Annually evaluate the Committee's own performance in coordination with the annual performance evaluations conducted by other committees of the Board.

    Annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

B. Independent Auditor and Independent Public Accountants

    Sole authority to retain and replace the Independent Auditor and pre-approve all audit engagement fees and terms and all permitted non-audit engagements. The Committee shall consult with management but shall not delegate these responsibilities, except that pre-approvals of audit services and non-audit services may be delegated to one or more members of the Committee in accordance with Section II.C of this charter. The Committee shall be directly responsible for the oversight of the work of the Independent Auditor.

    Evaluate the qualifications, performance and independence of the Independent Auditor, including a review and evaluation of the lead audit partner, taking into account the opinions of management and the Company's internal auditors.

    At least annually, receive periodic reports from the Independent Auditor regarding the Independent Auditor's independence consistent with Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, discuss such reports with the Independent Auditor, and if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the Independent Auditor.

    At least annually, obtain and review a report from the Independent Auditor describing (a) the firm's internal quality control procedures, (b) any material issues raised by the most recent quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the Independent Auditor and the Company.

    Ensure that the lead audit partner of the Independent Auditor and the audit partner responsible for reviewing the audit are rotated as required by law.

    Review with the Independent Auditor any audit problems or difficulties the Independent Auditor encountered in the course of the audit work, including any restrictions on the scope of the Independent Auditor's activities or on access to requested information and any significant disagreements with management, and management's response, and other matters required to be discussed by generally accepted auditing standards.

    Establish policies for the Company's hiring of employees or former employees of the Independent Auditor.

    Retain and terminate the independent public accountants who will perform annual audits of Company-sponsored benefit plans and trusts that are required to be audited under the Employee Retirement Income Security Act of 1974, as amended, and to approve such firm's fees and other retention terms and review the reports of such audits.

    Review financial statements and reports of independent public accountants for non-consolidated joint ventures of the Company.

C. Internal Auditor

    Ensure that the internal audit function is structured in manner that achieves organizational independence and permits full and unrestricted access to senior management, this Committee and the Board.

    Ensure full and unrestricted access by internal auditors to records, personnel, and property relevant to the performance of internal audits.

    Review and concur in the appointment, termination or other change of the internal audit director.

    Review and approve the internal audit function's annual audit plan, budget and staffing.

    Assess the work performed by the internal auditors.

    Review various auditing matters of importance, including matters relating to the Company's codes of conduct.

    Annually review the business related expenses of all elected officers and certain appointed officers. The Chairperson of the Committee shall annually review and approve the business related expenses of the Chairman of the Board.

D. Independent Auditor and Company Management

    Review and discuss with management and the Independent Auditor the Company's annual and quarterly financial statements, including disclosures made in Management's Discussion and Analysis of Financial Condition and Results of Operations.

    Discuss the impact on the financial statements of new pronouncements and prospective changes in the accounting profession.

    Review major changes to the Company's auditing and accounting principles and practices as suggested by the Independent Auditor, internal auditors or management.

E. Company Management

    Review disclosures made by the Chief Executive Officer and the Chief Financial Officer in connection with their certification obligations under the Sarbanes-Oxley Act of 2002 and related regulations, the Company's disclosure controls and procedures and its internal controls and procedures for financial reporting.

    Discuss earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies.

    Discuss with management the Company's guidelines and policies relating to risk assessment and risk management, its major financial risk exposures and the steps management has taken to monitor and control such exposures.

    Review with management any significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

    Respond to problems or questions raised by Company management, investigating and acting on allegations of illegal acts made by the internal auditing department or the Independent Auditor, and ensuring that Company management takes timely and appropriate remedial actions if advised of illegal acts that could have a material effect on the Company's financial statements.

    As it deems necessary, review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies, and any material reports or inquiries received from regulators or governmental agencies.

F. SEC and Listing Authority Reporting Matters

    Make recommendations to the Board regarding the audited financial statements to be included in the Company's annual report on Form 10-K for the prior fiscal year for filing with the Securities and Exchange Commission.

    Prepare and approve the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

    Prepare any annual reports or the like required by the New York Stock Exchange or other relevant listing authority regarding the application of such listing authority's or authorities' standards regarding the Audit Committee.

    Review any reports of the Independent Auditor mandated by Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the Independent Auditor any information with respect to illegal acts in accordance with Section 10A; notify the Securities and Exchange Commission of the Independent Auditor's conclusion within one business day after receipt of the report, and furnish the Independent Auditor with a copy of such notice.

G. Communication and Reporting to the Board

    Report regularly to the Board.

    Provide for a line of communication between the Board and both the Independent Auditor and the internal auditors.

    Report to the Board on the results of the benefit plan and trust audits.

Effective: December 4, 2002
Superseding: May 18, 2000

PEOPLES ENERGY CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.    /*/

[	]
1.	Election of Directors: 01-J.R. Boris, 02-W.J. Brodsky, 03-P. Cafferty, 04-D.C. Jain, 05-M.E. Lavin, 06-H.J. Livingston, Jr., 07-L.H. McKeever, 08-T.M. Patrick, 09-R.P. Toft and 10-A.R. Velasquez.	For All / /	Withhold All / /	For All Except / /	2. Shareholder Proposal	For / /	Against / /	Abstain / /
	---------------------------------------------------------------- (Except Nominee(s) written above)				The Board of Directors recommends a vote AGAINST Item 2.

The Board of Directors recommends a vote FOR Item 1.					THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSAL.

Dated: , 2003
Signature(s)

NOTE: Please sign exactly as your name(s) appears. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

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Your vote is important. Please complete, date, sign and detach the above proxy card and promptly return it in the enclosed envelope.

Admission Ticket

Peoples Energy Corporation

Annual Meeting of Shareholders
Friday, February 28, 2003
11:00 a.m.

Harris Trust and Savings Bank
8th Floor Auditorium
115 South LaSalle Street
Chicago, Illinois

ENTER AT THE SOUTHEAST CORNER OF
MONROE AND LASALLE STREETS

PEOPLES ENERGY CORPORATION

ANNUAL MEETING OF SHAREHOLDERS - FEBRUARY 28, 2003

The undersigned hereby appoints Homer J. Livingston, Jr., Arthur R. Velasquez and Thomas M. Patrick, and each of them, with power of substitution in each, as proxies, with the powers the undersigned would possess if personally present, to vote all of the undersigned's shares of stock in the company at the Annual Meeting of Shareholders of the company to be held at Harris Trust and Savings Bank, 115 South LaSalle Street, Chicago, Illinois, on February 28, 2003, at 11:00 a.m., and at any adjournment thereof, upon all matters that may properly come before the meeting, including the matters described in the company's Notice of Annual Meeting of Shareholders and Proxy Statement dated January 3, 2003, subject to any directions indicated on the reverse side of this card. If any of the nominees should be unable to serve or for good cause will not serve, which is not anticipated, management reserves discretionary authority to vote for a substitute.

This Proxy is Solicited on Behalf of the Board of Directors of the Company.

IMPORTANT - To be signed and dated on the reverse side.

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PEOPLES ENERGY CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.    /*/

[	]
1.	Election of Directors: 01-J.R. Boris, 02-W.J. Brodsky, 03-P. Cafferty, 04-D.C. Jain, 05-M.E. Lavin, 06-H.J. Livingston, Jr., 07-L.H. McKeever, 08-T.M. Patrick, 09-R.P. Toft and 10-A.R. Velasquez.	For All / /	Withhold All / /	For All Except / /	2. Shareholder Proposal	For / /	Against / /	Abstain / /
	---------------------------------------------------------------- (Except Nominee(s) written above)				The Board of Directors recommends a vote AGAINST Item 2.

The Board of Directors recommends a vote FOR Item 1.					THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSAL.

Dated: , 2003
Signature(s)

NOTE: Please sign exactly as your name(s) appears. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

Your vote is important. Please complete, date, sign and detach the above proxy card and promptly return it in the enclosed envelope.

Admission Ticket

Peoples Energy Corporation

Annual Meeting of Shareholders
Friday, February 28, 2003
11:00 a.m.

Harris Trust and Savings Bank
8th Floor Auditorium
115 South LaSalle Street
Chicago, Illinois

ENTER AT THE SOUTHEAST CORNER OF
MONROE AND LASALLE STREETS

TO: CITIBANK, F.S.B., TRUSTEE OF THE
PEOPLES ENERGY CORPORATION
EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

With respect to whole shares of Peoples Energy Corporation common stock held by the Trustee and attributable to my account to which I am entitled under the terms of the plan to give this direction, you are directed to sign and forward a proxy in the form being solicited on behalf of the Board of Directors to vote at the Annual Meeting of Shareholders on February 28, 2003, and at any adjournment thereof, upon all matters that may properly come before the meeting, including the matters described in the company's Notice of Annual Meeting of Shareholders and Proxy Statement dated January 3, 2003, subject to any directions indicated on the reverse side.

This card is being solicited on behalf of the company's Board of Directors. If no direction is given, the shares will be voted FOR Item 1 and AGAINST Item 2.

***NOTICE TO PARTICIPANTS IN THE PEOPLES ENERGY CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN***

Pursuant to Section 7.08 of the plan you have the right to direct the Trustee how to vote whole shares of Peoples Energy Corporation common stock held by the Trustee and attributable to your account as of December 31, 2002, at the Annual Meeting of Shareholders to be held on February 28, 2003, and at any adjournment thereof. You are encouraged to specify your choices by marking appropriately on the reverse side, but you need not mark a choice if you wish your shares to be voted in accordance with the Board of Directors recommendations. In either case, please be sure to sign on the reverse side. If this card is not returned, the Trustee will vote your shares in the same proportion that shares were voted by participants who returned their cards. For your information, a copy of the Notice of Annual Meeting and Proxy Statement is enclosed.

LASALLE BANK

IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.

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